SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13D
                                 (Rule 13d-101)

    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a)
             AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                                (Amendment No. 1)


                            Hemagen Diagnostics, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   423501 105
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               Mark A. Weiss, Esq.
                           Keating, Muething & Klekamp
                       One East Fourth Street, 18th Floor
                             Cincinnati, Ohio 45202
                                 (513) 579-6411
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                  July 7, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                       (Continued on the following pages)

  CUSIP No. 423501 105                13D                   Page 2 of 8  Pages
--------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Jerry L. Ruyan
--------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)    [X]
                                                                   (b)    [ ]

--------------------------------------------------------------------------------
 3        SEC USE ONLY

--------------------------------------------------------------------------------
 4        SOURCE OF FUNDS*

             PF
--------------------------------------------------------------------------------
 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEM 2(d) or 2(e)                                               [ ]

--------------------------------------------------------------------------------
 6        CITIZENSHIP OR PLACE OF ORGANIZATION

             United States citizen
--------------------------------------------------------------------------------
                              7      SOLE VOTING POWER

         NUMBER OF                   -0-
          SHARES             ---------------------------------------------------
       BENEFICIALLY           8      SHARED VOTING POWER
         OWNED BY
           EACH                      684,854 - See Item 5(I)(b)
         REPORTING           ---------------------------------------------------
        PERSON WITH           9      SOLE DISPOSITIVE POWER

                                     345,154 - See Item 5(I)(b)
                             ---------------------------------------------------
                             10      SHARED DISPOSITIVE POWER

                                     -0-
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          684,854 - See Item 5(I)(a)
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    [ ]

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          8.7%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

  CUSIP No. 423501 105                13D                   Page 3 of 8  Pages
--------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           William P. Hales
--------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)    [X]
                                                                   (b)    [ ]

--------------------------------------------------------------------------------
 3        SEC USE ONLY

--------------------------------------------------------------------------------
 4        SOURCE OF FUNDS*

             PF
--------------------------------------------------------------------------------
 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEM 2(d) or 2(e)                                               [ ]

--------------------------------------------------------------------------------
 6        CITIZENSHIP OR PLACE OF ORGANIZATION

             United States citizen
--------------------------------------------------------------------------------
                              7      SOLE VOTING POWER

         NUMBER OF                   -0-
          SHARES             ---------------------------------------------------
       BENEFICIALLY           8      SHARED VOTING POWER
         OWNED BY
           EACH                      684,854 - See Item 5(II)(b)
         REPORTING           ---------------------------------------------------
        PERSON WITH           9      SOLE DISPOSITIVE POWER

                                     249,600 - See Item 5(II)(b)
                             ---------------------------------------------------
                             10      SHARED DISPOSITIVE POWER

                                     -0-
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          684,854 - See Item 5(II)(a)
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                   [ ]

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          8.7%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

  CUSIP No. 423501 105                13D                   Page 4 of 8  Pages
--------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Thomas A. Donelan
--------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)    [X]
                                                                   (b)    [ ]

--------------------------------------------------------------------------------
 3        SEC USE ONLY

--------------------------------------------------------------------------------
 4        SOURCE OF FUNDS*

             PF
--------------------------------------------------------------------------------
 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEM 2(d) or 2(e)                                               [ ]

--------------------------------------------------------------------------------
 6        CITIZENSHIP OR PLACE OF ORGANIZATION

             United States citizen
--------------------------------------------------------------------------------
                              7      SOLE VOTING POWER

         NUMBER OF                   -0-
          SHARES             ---------------------------------------------------
       BENEFICIALLY           8      SHARED VOTING POWER
         OWNED BY
           EACH                      684,854 - See Item 5(III)(b)
         REPORTING           ---------------------------------------------------
        PERSON WITH           9      SOLE DISPOSITIVE POWER

                                     50,100
                             ---------------------------------------------------
                             10      SHARED DISPOSITIVE POWER

                                     -0-
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          684,854 - See Item 5(III)(a)
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                   [ ]

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          8.7%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No. 423501 105                13D                   Page 5 of 8  Pages
--------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Christopher P. Hendy
--------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)    [X]
                                                                   (b)    [ ]

--------------------------------------------------------------------------------
 3        SEC USE ONLY

--------------------------------------------------------------------------------
 4        SOURCE OF FUNDS*

             PF
--------------------------------------------------------------------------------
 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEM 2(d) or 2(e)                                               [ ]

--------------------------------------------------------------------------------
 6        CITIZENSHIP OR PLACE OF ORGANIZATION

             United States citizen
--------------------------------------------------------------------------------
                              7      SOLE VOTING POWER

         NUMBER OF                   -0-
          SHARES             ---------------------------------------------------
       BENEFICIALLY           8      SHARED VOTING POWER
         OWNED BY
           EACH                      684,854 - See Item 5(IV)(b)
         REPORTING           ---------------------------------------------------
        PERSON WITH           9      SOLE DISPOSITIVE POWER

                                     40,000
                             ---------------------------------------------------
                             10      SHARED DISPOSITIVE POWER

                                     -0-
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          684,854 - See Item 5(IV)(a)
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                   [ ]

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          8.7%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

             IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

     This Amendment No. 1 to Schedule 13D is being filed solely to amend Items 4 and 5.

Item 4.  Purpose of Transaction.

          Mr. Ruyan resigned as a director of Meridian Diagnostics, Inc. effective as of July 7, 1999.

Item 5.  Interest in Securities of Issuer.

          I.   Jerry L. Ruyan

               (a) See page 2, nos. 11 and 13. No. 11 includes 122,227 warrants to purchase Common Stock, all of which are currently exercisable.

               (b) See page 2, nos. 7-10. No. 8 includes 122,227 warrants to purchase Common Stock. No. 9 includes 72,727 warrants to purchase Common Stock. All such warrants are currently exercisable.

               (c) The following market transactions are all trades involving the Common Stock made in the last 60 days that were not previously reported:

                                    Purchase         Number           Price
                     Date           or Sale         of Shares        Per Share
                     ----           --------        ---------        ---------
                    6/29/99         Purchase          3,000           $1.38

               (d)  None.

               (e)  Not Applicable.

          II.  William P. Hales

               (a) See page 3, nos. 11 and 13. No. 11 includes 122,227 warrants to purchase Common Stock, all of which are currently exercisable.

               (b) See page 3, nos. 7-10. No. 8 includes 122,227 warrants to purchase Common Stock. No. 9 includes 49,500 Warrants to purchase Common Stock. All such warrants are currently exercisable.

               (c) All trades in the Common Stock in the last 60 days were previously reported.

               (d)  None.

               (e)  Not Applicable.

          III. Thomas A. Donelan

               (a) See page 4, nos. 11 and 13. No. 11 includes 122,227 warrants to purchase Common Stock, all of which are currently exercisable.

               (b)  See page 4, nos.  7-10. No. 8 includes  122,227  warrants to
                    purchase   Common   Stock,   all  of  which  are   currently
                    exercisable.

               (c) The following market transactions are all trades involving the Common Stock made in the last 60 days that were not previously reported:

                                    Purchase         Number           Price
                     Date           or Sale         of Shares        Per Share
                     ----           --------        ---------        ---------
                    6/28/99         Purchase          25,000           $1.38
                    6/29/99         Purchase          25,000            1.38

               (d)  None.

               (e)  Not Applicable.

          IV.  Christopher P. Hendy

               (a) See page 5, nos. 11 and 13. No. 11 includes 122,227 warrants to purchase Common Stock, all of which are currently exercisable.

               (b)  See page 5, nos.  7-10. No. 8 includes  122,227  warrants to
                    purchase   Common   Stock,   all  of  which  are   currently
                    exercisable.

               (c) The following market transactions are all trades involving the Common Stock made in the last 60 days that were not previously reported:

                                    Purchase         Number           Price
                     Date           or Sale         of Shares        Per Share
                     ----           --------        ---------        ---------
                     6/29/99        Purchase          3,500             $1.31
                     7/1/99         Purchase          5,000              1.25

               (d)  None.

               (e)  Not Applicable.

          V.   Messrs. Ruyan, Hales, Donelan and Hendy

               (a)  684,854  shares  or  8.7%.   Includes  122,227  warrants  to
                    purchase   Common   Stock,   all  of  which  are   currently
                    exercisable.

               (b) See pages 2 -5, nos. 7-10. Items 8 and 11 include warrants to purchase 122,227 shares of Common Stock, all of which are currently exercisable.

               (c)  See (I)(c), (II)(c), III(c) and IV(c) above.

               (d)  None.

               (e)  Not Applicable.


Dated: July 12, 1999                                 *
                                                     ---------------------------
                                                     Jerry L. Ruyan




                                                     *
                                                     ---------------------------
                                                     William P. Hales



                                                     *
                                                     ---------------------------
                                                     Thomas A. Donelan



                                                     *
                                                     ---------------------------
                                                     Christopher P. Hendy




                                                     *By: /s/Mark A. Weiss
                                                     ---------------------------
                                                          Mark A. Weiss
                                                          Attorney-in-Fact